Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED BYLAWS

OF

FULL HOUSE RESORTS, INC.

The undersigned hereby certifies that she is the duly elected and acting Secretary of Full House Resorts, Inc., a Delaware corporation (the “Company”) and that the following is a true, correct and complete copy of the amendment to the Amended and Restated Bylaws of the Company (the “Existing Bylaws) as duly adopted on October 21, 2014 by the Board of Directors of the Company, whereby Section 2 of Article I of the Existing Bylaws was amended and restated in its entirety to read as follows:

ARTICLE I STOCKHOLDERS MEETINGS

Section 2. Special Meetings. Special meetings of the stockholders may be called for any purpose at any time by the Board or at the request in writing of stockholders owning at least forty percent (40%) of the total number of outstanding shares of any class of capital stock of the Corporation (such request, a “Special Meeting Request”); provided, however, that if a Special Meeting Request is made in compliance with this Section 2, the Board may, in lieu of calling the special meeting to vote on the items set forth in the Special Meeting Request, present identical or substantially similar items for stockholder approval at any other meeting of stockholders that is held within ninety (90) days after the last date such special meeting may be held under the Special Meeting Request.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of October 21, 2014.

/s/ Elaine Guidroz
Elaine Guidroz
Secretary